TAMM Oil and Gas Increases Oil Sands Properties by Acquiring 21 New Sections of Oil Sands Leases

CALGARY, Alberta - January 15, 2008 - Tamm Oil and Gas Corp. (OTC Bulletin Board: TAMO) is pleased to announce that it has acquired 100 percent ownership of an additional 21 sections of oil sands leases in the Peace River region of Northern Alberta. This acquisition increases TAMM’s holdings in the region, to potentially fuel the company’s growth, as worldwide demand and prices for petroleum continue to rise.

“In a very short time, Tamm has increased its lease holdings, both directly and indirectly. Over the past 4 months, we have managed to acquire direct and indirect ownership in 90 sections of leases and licenses. With oil prices hitting new record highs on a consistent basis, we have quickly positioned TAMM to potentially be a major player in the Canadian Oil Sands supply chain for years to come,” says Wiktor Musial, President of Tamm Oil and Gas.

Mr. Musial added: “An earlier published engineering report estimated 819 million barrels of oil in place in the Sawn Lake Oil Sands Leases -- with the Company’s newest lease acquisitions, TAMM’s potential should increase even more. The first several months have proven to be very good for TAMM. Since our inception, we have been able to meet or surpass all of our major acquisition goals, thus making TAMM a fast growing Oil Sands company”.

For more information about TAMM Oil and Gas Corp. and its holding and operations, please visit the company’s website at: www.tammoilandgas.com.

Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Actual results could differ materially from those projected in the Company’s proposed Oil and Gas related business. The Company’s business is subject to various risks, which are discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”). The Company business is subject to various risks, which are discussed in the Company’s filings. Additional information on risks for the Company can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission. The Company’s filings may be accessed at the SEC’s Edgar system at http://www.sec.gov. No information included in this press release should be construed in any shape, form, or manner, regarding the value of Tamm Oil and Gas Corp or its common stock.

Contact:
Tamm Oil and Gas Corp.
(403) 975-9399
 info@tammoilandgas.com